Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vislink Technologies, Inc.

Hackettstown, New Jersey

We hereby consent to the incorporation by reference in Registration statement Nos. 333-238013, 333-228793, 333-215990, 333-214484, 333-213873, 333-213291, 333-212816, 333-211646, and 333-197820 on Form S-3 and Registration Statement Nos. 333-255305, 333-233849, 333-233848, 333-224107, 333-224106, 333-224105, 333-215461, 333-214658, 333-212621, 333-210773, 333-208313, 333-206486, 333-205687, 333-203399 and 333-193579 on Forms S-8 of Vislink Technologies, Inc. of our report dated 1 November 2021, relating to the financial statements of Mobile Viewpoint Corporate B.V. (Alkmaar, the Netherlands) which appear in the Current Report on Form 8-K of Vislink Technologies, Inc filed with the Securities Exchange Commission on 1 November 2021.

Amstelveen, 1 November 2021

For and on behalf of BDO Audit & Assurance B.V.,

/s/J.A. de Rooij RA